Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Clip interactive , LLC, a Colorado limited liability company (“Employer”), and Peter Shoebridge (“Employee”), is effective as of April 1, 2014.

The parties desire to enter into an agreement containing the terms and conditions pursuant to which Employer will employ Employee from and after the effective date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Employment. Employer agrees to employ Employee and Employee accepts such employment for the period beginning as of the effective date hereof and ending upon Employee's separation pursuant to Section 1(c) hereof (the “Employment Period”).

(a) Position and Duties.

(i) During the Employment Period, Employee shall serve as the Chief Technology Officer of Employer and shall perform the duties and responsibilities commensurate with such position and such additional duties and responsibilities as may be assigned to Employee from time to time by the Chief Executive Officer of Employer (the “CEO”).

(ii) During the Employment Period, Employee shall report to the CEO and shall devote Employee’s full business time and attention to the business and affairs of Employer. Employee shall perform Employee’s duties, responsibilities and functions to Employer to the best of Employee's abilities in a diligent, trustworthy, professional and efficient manner. During the Employment Period, Employee shall render such executive and managerial services to Employer which are consistent with Employee’s position and which Employer may from time to time reasonably direct.

(b) Salary, Bonus and Benefits.

(i) During the Employment Period, Employee’s base salary shall be $170,000 annually (as adjusted from time to time pursuant to this Section 1(b), the “Base Salary”), which salary shall be payable by Employer in regular installments in accordance with Employer's general payroll practices in effect from time to time. Following the Annual Anniversary Date of April 1st of each year during the Employment Period (beginning following April 1, 2015), the Base Salary will be subject to modification, but in no event may the Base Salary be lowered without the written consent of Employee, based upon Employee's performance and other factors to be taken into consideration.

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(ii) At such time as Employer starts generating significant revenue as determined by the Board, the Board will establish a bonus plan. Employee shall be entitled to participate in such bonus plan in the Board’s discretion.

(iii) In addition, during the Employment Period, Employee shall be entitled to (A) twenty (20) days of paid vacation each year, (B) participate in all of Employer's employee benefit programs for which employees of Employer are generally eligible.

(iv) Employee was granted an option to purchase 83,333 Series 1 Common Shares of Employer (the “Shares”) on April 24, 2014 (the “Option”) under Employer’s 2013 Equity Incentive Plan (the “Plan”). The Option has a per Share exercise price of $0.14 and vests as follows: A total of 20,837 of the Shares vest on July 22, 2014; thereafter the balance of the Shares vest in a series of 36 successive equal monthly installments of 1,736 shares, subject to Employee's Continuous Service (as defined in the Plan) as of each such date. Notwithstanding the foregoing, if within the period commencing 30 days prior to the effective date of a Change in Control (as defined in the Plan) and ending 12 months after the effective date of a Change in Control, Employer (or its successor) terminates Employee’s Continuous Service without Cause (as defined in the Plan) and other than as a result of Employee's death or disability, or Employee resigns for Good Reason (as defined in the Plan ) from all positions Employee then holds with Employer (or its successor), Employer will accelerate the vesting of the Option such that 100% of the unvested Shares subject to the Option will be deemed vested and exercisable as of the later of the effective date of the Change in Control and Employee’s last day of service.

(v) During the Employment Period, Employer shall reimburse Employee for all reasonable business expenses incurred by Employee, consistent with Employer’s current policies and subject to approval by the CEO or such other executive as the Board may designate from time to time. If at any time during the Employment Period, Employee is not receiving health benefits through a plan sponsored by Employer, Employer will reimburse Employee for the cost of health insurance premiums for Employee and his dependents for up to $1,300 per month. Any reimbursements will be paid to Employee within thirty (30) days after the date Employee submits receipts for the expenses, provided Employee submits those receipts within forty-five (45) days after the expense is incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(vi) If Employee is terminated by Employer for Cause or if Employee’s employment terminates due to Employee’s death or disability, then, except as required by law, Employer shall have no further obligations hereunder with respect to Employee’s employment from and after the date of said termination (except payment of the Base Salary accrued through the date of said termination), and Employer shall continue to have all other rights available hereunder (including, without limitation, all rights under Section 2 and Section 3 at law or in equity).

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(c) Separation.

(i) The Employment Period will continue until the earliest to occur of Employee's disability, death or resignation without Good Reason, (ii) Employer’s termination of the Employment Period with Cause, (iii) Employer's termination of the Employment Period without Cause, or (iv) Employee’s resignation for Good Reason (each, a “Separation”). If the Employment Period is terminated pursuant to clause (iii) or (iv) of the preceding sentence, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then during the period commencing on the date of termination and ending on the four (4)-month anniversary of such date, Employer shall make severance payments to Employee equal to a pro rata portion of Employee's Base Salary in effect as of the date of the Separation, payable in equal installments on Employer's regular salary payment dates and consistent with Employer's payroll practice . Further, if Employee is eligible for and timely elects continuation of the Employee' s health insurance pursuant to COBRA, then Employer will, in the aggregate, reimburse Employee for the cost of COBRA premiums paid by Employee for the maintenance, for a period of four (4) months after the termination date (the " COBRA Payment Period," of healthcare insurance coverage that is substantially similar to the insurance received by Employee immediately before the termination date; provided, however, that such reimbursement obligation will immediately terminate if Employee becomes eligible for group health insurance during the COBRA Payment Period, and Employee agrees to notify Employer promptly of such eligibility. Notwithstanding the foregoing, if at any time Employer determines, in its sole discretion , that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986 , as amended , or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Employer will instead pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period.

(ii) Notwithstanding anything in Section 1(c)(i), on the sixtieth (60th) day following Employee's Separation from Service, Employer will make the first payment under this Section l(c) equal to the aggregate amount of payments that Employer would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. In addition , (A) Employee shall not be entitled to receive any severance payments pursuant to Section l(c) unless Employee has executed, delivered to Employer and allowed to become irrevocable prior to the sixtieth (60th) day following Employee’s Separation from Service a general release substantially in the form attached hereto as Exhibit A, and (B) Employee shall be entitled to receive such severance payments only so long as Employee has not breached the provisions of Sections 2 or 3 hereof.

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2. Confidential Information.

(a) Obligation to Maintain Confidentiality. Employee acknowledges that the information, observations and data (including trade secrets) obtained by Employee during the course of Employee's employment with Employer or its Affiliates, (including prior to the date hereof) concerning the business or affairs of Employer and/or its Affiliates (“Confidential Information”) are the property of Employer or such Affiliates, including information concerning acquisition opportunities in or reasonably related to Employer's business or industry of which Employee was made aware prior to or during the Employment Period. Therefore, Employee agrees that Employee will not disclose to any Person or use for Employee's own benefit any Confidential Information , unless and to the extent that the Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act, (ii) was known to Employee prior to Employee's employment with Employer or any of its Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order. Employee shall deliver to Employer, in the event of a Separation , or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of Employer and its Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which Employee may then possess or have under Employee's control.

(b) Ownership of Property. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Employer's or any of its Affiliates' actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by Employer or any of its Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to Employer or such Affiliate and Employee hereby assigns, and agrees to assign, all of the above Work Product to Employer or to such Affiliate. Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and Employer or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire, " Employee hereby assigns and agrees to assign to Employer or such Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the full Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm Employer's or such Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

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(c) Third Party Information. Employee understands that Employer and its Affiliates have received and will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Employer’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than personnel and consultants of Employer or its Affiliates who need to know such information in connection with their work for Employer or its Affiliates) or use, except in connection with Employee’s work for Employer or its Affiliates, Third Party Information unless expressly authorized by the Board in writing.

(d) Use of Information of Prior Employers. During the Employment Period, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Employee has an obligation of confidentiality, and will not bring onto the premises of Employer or any of its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or Person. Employee will use in the performance of Employee's duties only information which is (i) generally known and used by persons with training and experience comparable to Employee’s and which is common knowledge in the industry or is otherwise legally in the public domain, (ii) is otherwise provided or developed by Employer or any of its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3. Noncompetition and Nonsolicitation. Employee acknowledges that in the course of Employee’s employment with Employer, Employee will become familiar with Employer’s trade secrets and with other Confidential Information and that Employee’s services will be of special, unique and extraordinary value to Employer. Therefore, Employee agrees that:

(a) Noncompetition. During the Employment Period and for a period of one (1) years thereafter (the “Restricted Period”), Employee shall not, within any state of the United States (the “Restricted Territory”), directly or indirectly own. manage, control, be employed by, participate in, consult with, render services for, or in any manner engage in any business engaged directly or indirectly in the business of (a) mobile media advertising technology or (b) providing any other products or services that Employer or any of its subsidiaries or Affiliates provide, or actively consider providing and take material steps to market to Customers (as defined herein) during the Employment Period (“Restricted Services”), provided that nothing herein shall prohibit Employee from being a passive owner of not more than 1% of the outstanding stock of any class of an entity which is publicly traded so long as Employee has no active participation in the business of such corporation.

(b) Nonsolicitation of Customers. During the Restricted Period, Employee shall not directly or indirectly through another Person (i) induce or attempt to induce any Customer, supplier, licensee or other business relation of Employer to cease doing business with Employer or in any way interfere with the relationship between any such Customer, supplier, licensee or business relation and Employer (including by making any negative or disparaging remarks or communications regarding Employer, which shall include making any negative or disparaging remarks or communications regarding any of its parent companies, subsidiaries, or its or their operations or any of its officers, directors, or investors) or (ii) call on, solicit or service any Customer, supplier, licensee or other business relation of Employer with the intent of selling or attempting to sell any service or product that is similar to the Restricted Services. For purposes of this Section 3, a “Customer” is defined as any entity to which Employer has provided Restricted Services, or which Employer has directly pitched or actively considered internally in a material way for the purpose of providing Restricted Services, in the twelve (12) month period immediately preceding Employee' s cessation of employment.

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(c) Nonsolicitation of Employees. During the Restricted Period, Employee shall not directly or indirectly through another Person hire or engage, solicit, recruit or induce or attempt to solicit, recruit or induce any Company Employee (as defined herein) to leave the employment (or engagement) of Employer, or disparage Employer in communications with any such Company Employee. For purposes of this Section 3(c), a “Company Employee” is any person who has been an employee or consultant of Employer or any of its Affiliates in the twelve (12) months immediately preceding Employee's cessation of employment.

(d) Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Without limiting the provisions of Section 6(i), because Employee’s services are unique and because Employee has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of Section 2 or Section 3 of this Agreement The existence of any claim or cause of action by Employee against Employer or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Employer of the provisions of Section 2 or this Section 3, which Sections will be enforceable notwithstanding the existence of any breach by Employer Notwithstanding the foregoing, Employee will not be prohibited from pursuing such claims or causes of action against Employer. In addition, in the event of an alleged breach or violation by Employee of this Section 3, the Restricted Period will be tolled until such breach or violation has been duly cured.

(e) Additional Acknowledgments. Employee acknowledges that the provisions of this Section 3 are in consideration of Employee’s employment with Employer. Employee agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. Employee acknowledges (i) that the business of Employer will be or has been conducted throughout the Restricted Territory, (ii) it is expected that Employer will have business activities and have valuable business relationships within its industry throughout the Restricted Territory, and (iii) as part of Employee's responsibilities, Employee will be traveling throughout the Restricted Territory in furtherance of Employer's business and its relationships Employee acknowledges that the potential harm to Employer of the non-enforcement of Section 2 and this Section 3 outweighs any potential harm to Employee of its enforcement by injunction or otherwise. In particular, Employee agrees and acknowledges that Employer expends significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and such methods, technology, customer lists, customer relationships and trade secrets have significant value. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Employer now existing or to be developed in the future. Employee acknowledges that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

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4. Definitions.

“Affiliate” means (a) any Person in which Employer or a subsidiary of Employer holds, directly or indirectly, a majority of the equity interests, (b) any joint venture in which Employer or a subsidiary of Employer participates, (c) any Person that Employer or a subsidiary of Employer directly or indirectly, controls, (d) any Person that has entered into a management agreement with Employer, and (e) any predecessor of Employer or any of the foregoing entities referenced in clauses (a) through (d) hereof. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Cause” means one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other material act or omission involving dishonesty, disloyalty or fraud with respect to Employer or its Affiliates or any of their business relations, (ii) reporting to work under the influence of alcohol or any use of illegal drugs (whether or not at the workplace). (iii) intentional misconduct or grossly negligent or reckless conduct causing Employer material economic harm, (iv) material failure to perform duties as reasonably directed by the Board, if such failure shall continue beyond a period of thirty (30) days immediately after delivery of written notice thereof from a member of the Board to Employee, (v) any willful act or omission intended to aid or abet a competitor, supplier or customer of Employer to the material disadvantage or detriment of Employer, (vi) gross misconduct by Employee that has reflected so seriously on his reputation as to prejudice the interest of Employer if Employee were to continue to be retained as one of Employer's employees, (vii) breach of fiduciary duty or willful misconduct in the performance of duties under this Agreement causing Employer material economic harm to Employer, (viii) the willful violation by Employee of any material workplace policies and procedures of Employer, or any law, regarding employment discrimination or sexual harassment. or (ix) any other material breach of this Agreement.

“Fiscal Year”' means a fiscal year of Employer ending on December 31 or any other fiscal period approved by the Board.

“Good Reason” means: (i) without the Employee’s express written consent, a material diminution by Employer of Employee’s duties and responsibilities, (ii) the relocation of Employee to a facility or a location more than sixty (60) miles from the principal office location at the time of execution of this Agreement, or (iii) Employer’s breach of any material term of this Agreement, provided, however, that in order to resign for Good Reason, Employee must (1) provide, written notice to the Company within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the resignation. (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, resign from all positions within ninety (90) days after the expiration of the cure period.

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“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

5.     Notices. All notices. requests, demands. claims and other communications hereunder shall be in writing and shall be deemed duly given when personally delivered, one business day after being sent by reputable overnight courier service (charges prepaid), or when sent by facsimile or email correspondence (so long as such communication is that same day sent by reputable overnight courier (charges prepaid)) to the intended recipient as set forth below:

If to Employer:

Clip Interactive, LLC

3100 Carbon Place, Suite 102

Boulder, CO 80301

Attention: Jeffrey J. Thramann, Director

Email: jeff@thramann.com

If to the Employee:

Peter Shoebridge

7885 Edelweisee Ct

Boulder, CO 80303

Email: peter@shoebridge.com

or to such other address or to the attention of such other person as the recipient Person has specified by prior written notice to the sending Person.

6.     General Provisions.

(a)      Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)      Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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(c)      No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(d)      Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)      Assignment. Employee may not assign any of Employee's rights or obligations hereunder without the written consent of Employer. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(f)      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Colorado or any other jurisdiction) that would cause the application of the Jaws of any jurisdiction other than the State of Colorado.

(g)     MUTUAL WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUTT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE. ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

(h)      Employee's Cooperation. During the Employment Period and thereafter, Employee shall provide reasonable cooperation to Employer and its Affiliates in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by Employer (including, without limitation, Employee being available to Employer and its Affiliates upon reasonable notice for interviews and factual investigations, appearing at Employer's and its Affiliates' request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer and its Affiliates all pertinent information and turning over to Employer and its Affiliates all relevant documents which are or may come into Employee's possession, all at times and on schedules that are reasonably consistent with Employee's other permitted activities and commitments). In the event Employer or any of its Affiliates requires Employee's reasonable cooperation in accordance with this paragraph after the Employment Period, Employer shall reimburse Employee for reasonable travel expenses in accordance with Employer's current policy then in effect (including lodging and meals, upon submission of receipts) incurred in connection herewith.

(i)       Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto recognize that a breach of Section 3 would result in immediate and irreparable harm to Employer for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injury precisely. Therefore, in the event of a breach or threatened breach of Section 3, Employer (in addition to all other remedies Employer may have) will be entitled to preliminary and permanent injunctive relief and other equitable relief, pending and following a trial on the merits and without the need to post a bond or other security, in order to restrain such breach or threatened breach.

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(j)       Amendment and Waiver. The provisions of this Agreement may be amended only with the prior written consent of Employer and Employee. Any provision of this Agreement may be waived by the party to be benefitted only upon delivery by such party of a waiver set forth in a writing executed by such party to the other parties hereto.

(k)      Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of New York the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(i)       Indemnification and Reimbursement of Payments on Behalf of Employee. Employer shall be entitled to deduct or withhold from any amounts owing from Employer to Employee any federal, state, local or foreign withholding taxes. excise taxes, or employment taxes (“Taxes”) imposed with respect to Employee's compensation or other payments from Employer. including, without limitation. wages or bonuses. In the event Employer does not make such deductions or withholdings, Employee shall indemnify Employer for any amounts paid with respect to any such Taxes, together with any interest. penalties and related expenses thereto.

(m)     Termination. This Agreement shall survive a Separation and shall remain in full force and effect after such Separation as provided herein.

(n)      Actions by Employee. Employee is not entitled to, and shall not, exercise any rights of Employer under this Agreement or act for or on behalf of Employer relative to any modification, amendment. waiver or enforcement of the terms of this Agreement.

(o)      Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”). shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract. and each such party forever waives any such defense. except to the extent such defense related to lack of authenticity.

(p) Notification to Subsequent Employers. Employee hereby authorizes Employer to contact Employee's prospective or subsequent employers and inform them of this Agreement or any other policy or agreement between Employee and Employer that may be in effect at the time that Employee's employment with Employer terminates.

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(q)      Corporate Opportunities. During the Employment Period and for so long as Employee receives severance pursuant to Section 1(c), Employee will submit to the full Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate, directly or indirectly, to the businesses of Employer , its subsidiaries or Affiliates as such businesses exist or to the prospective business of Employer, its subsidiaries or Affiliates, as identified or targeted to be developed, at any time during the Employment Period (“Corporate Opportunities”). During the Employment Period, unless approved by the Board, Employee will not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee's own behalf.

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IN WITNESS WHEREOF. the parties hereto have executed this Employment Agreement on April 1, 2014, effective as of the date first written above.

CLIP INTERACTIVE, LLC (EMPLOYER):

/s/ Michael T. Lawless
Signature

By: Michael T. Lawless
Its: CEO

Peter Shoebridge (EMPLOYEE):

/s/ Peter Shoebridge
Signature

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Exhibit A

FORM OF RELEASE AGREEMENT

[_________________________] (“'Employer”) and [_______________] (“Employee”) enter into this Release Agreement (“Release”), which was received by Employee on [__________, 20__] , signed by Employee on [__________, 20__] , and is effective on [__________, 20__] [if emplo yee is age 40 or older, must be no less than 7 days after the date signed by Employee], for and in consideration of the promises made among the parties and other good and valuable consideration as follows:

1. Effective [_____________, 20__], Employee's employment with Employer shall terminate.

2. Provided Employee executes and does not timely revoke this Release, Employer will pay Employee severance pay and provide reimbursement for COBRA premiums pursuant to Section 1(c) of that certain Employment Agreement effective as of February 6, 2012, between Employee and Employer, as amended to date (“Employment Agreement”) . Employee shall remain subject to the continuing obligations established by the surviving portions of the Employment Agreement and any other agreements to which Employee is a party with any Released Party (as defined herein).

3. Employee, on Employee’s own behalf, and for Employee’s successors, administrators, heirs, and assigns, hereby fully releases, waives and forever discharges Employer. any affiliated company, parent or subsidiary, their predecessors. successors, affiliates, assigns, and the shareholders, members, managers, equity owners, directors, officers, agents, attorneys, and employees of any of the foregoing, whether past present, or future (the “Released Parties”) from any and all actions, suits. debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, in each case, whether known or unknown, including, but not limited to, all claims arising out of the Employment Agreement and Employee’s employment with. service on the governing board of, or separation from, any of the Released Parties, such as (by way of example only) any claim for bonus. severance, or other benefits: breach of contract: wrongful discharge: impairment of economic opportunity: any claim under common-law or at equity: any tort: claims for reimbursements: claims for commissions: or claims for employment discrimination under any state, federal, local law, statute. or regulation, including, without limitation. claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, and the Family and Medical Leave Act. Employee acknowledges and agrees that this release, the release contained in paragraph 4 and the covenant not to sue set forth in paragraph 5 are essential and material terms of this Agreement and that. without such release and covenant not to sue, no agreement would have been reached by the parties. Employee understands and acknowledges the significance and consequences of this release and this Agreement.

4. EMPLOYEE SPECIFICALLY WAIVES AND RELEASES EMPLOYER FROM ALL CLAIMS EMPLOYEE MAY HAVE AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. §621 (“ADEA”). THIS PARAGRAPH DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE UNDER THE ADEA AFTER THE DATE EMPLOYEE SIGNS THIS AGREEMENT. EMPLOYEE AGREES THAT EMPLOYER HAS ADVISED EMPLOYEE TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, AND THAT EMPLOYEE HAS CONSULTED COMPETENT COUNSEL OF EMPLOYEE"S OWN SELECTION PRIOR TO SIGNING THIS AGREEMENT. EMPLOYEE HAS BEEN PROVIDED [FORTY-FIVE (45)/ TWENTY-ONE (21)] DAYS WITHIN WHICH TO CONSIDER WHETHER EMPLOYEE SHOULD SIGN THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS ARISING UNDER THE ADEA. EMPLOYEE SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED.

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5. To the maximum extent permitted by law. Employee covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, with respect to the claims released in paragraphs 3 or 4 of this Release. Notwithstanding the foregoing, nothing herein shall prevent Employee or Employer from instituting any action required to enforce the terms of this Release or from challenging this Agreement under ADEA. Employee acknowledges that Employee does not have any current charge, complaint grievance or other proceeding against the Released Parties pending before any local. state or federal agency regarding Employee's employment. Employee shall not seek or be entitled to any personal recovery. in any action or proceeding that may be commenced on Employee's behalf in any way arising out of or relating to the matters released hereunder.

6. Employee acknowledges by signing this Release that Employee has read and understands this document that Employee has conferred with or had opportunity to confer with Employee's attorneys regarding the terms and meaning of this Release. that Employee has had sufficient time to consider the terms provided for in this Release. that no representations or inducements have been made to Employee except as set forth herein, and that Employee has signed the same KNOWINGLY AND VOLUNTARILY.

7. It is intended that the provisions of this Release shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Release shall be construed in accordance with the internal laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. In the event that any paragraph, subparagraph or provision of this Release shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph. or provision and this Release shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Release shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph. subparagraph, or provision shall be severed and disregarded and the remainder of this Release shall be enforced to the maximum extent permitted by law.

8. Employee agrees that neither this Release nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal. state, or local law (including common law). or rules or regulations promulgated thereunder. breach of any contract. or any other wrongdoing of any type. Employee has no knowledge of any violation of any applicable federal. state or local law (including common law), or rules or regulations promulgated thereunder by any of the Released Parties. Employee further agrees that Employee will not bring a “qui tam” or whistleblower action against Employer after the date hereof.

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IN WITNESS WHEREOF, the parties have executed the foregoing release effective as of the date set forth therein.

__________________________________	_________________
Employer	Date

__________________________________	_________________
Employee	Date
Employee Full Name:

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Exhibit B

Other Terms

1. Contingent on the completion of a $10 million equity fundraising in 2014:

•	Increase from $170,000 to $185,000
•	Bonus TBD based upon mutually agreed upon milestones with the CEO and approved by the Board
•	The initial bonus for the period ended April 1, 2014 will be set at $10,000

2. To be used following execution of Employment Agreement.

•	Increase in Equity Common Stock option position by 166,667 options vesting monthly over 48 months beginning 4-1-14

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